INVESTOR CONTACT:
Lippert/Heilshorn & Associates, Inc.
Don Markley
dmarkley@lhai.com
(310) 691-7100

Genesis Biopharma Appoints L. Stephen Coles M.D., Ph.D. to Board of Directors

LOS ANGELES (February 23, 2011) – Genesis Biopharma, Inc. (OTC/BB: GNBP), a biotechnology company developing targeted cancer therapies, today announced the appointment of L. Stephen Coles, M.D., Ph.D. to the Company’s Board of Directors.  Dr. Coles has more than four decades experience in healthcare practice and technology management in both government and the private sector.

“Stephen Coles brings exceptional medical, scientific and business experience to the Board of Genesis Biophharma,” said Anthony J. Cataldo, President and Chief Executive Officer. “In addition to being a recognized authority in medical technology and biostatistics, he is also a successful entrepreneur and innovator, having founded two high technology companies.  His background and expertise will play an important role in the Company’s growth.”

Dr. Coles is currently a Lecturer in the Department of Chemistry and Biochemistry at the University of California Los Angeles, and at the UCLA Molecular Biology Institute.  Previously he served as Co-Principal Investigator in the Department of Surgery at the UCLA School of Medicine, and as Vice President for Medical Education and Internet Content at The Kronos Group. He is also the co-founder of Image Data Corporation, where he served as Chief Scientist, and Rcommunity.com, Inc., where he was Chief Technical Officer.

About Genesis Biopharma, Inc.
Genesis Biopharma, Inc. is a development-stage biotechnology company engaged primarily in the development of targeted cancer therapies.  For more information on the company, visit www.genesis-biopharma.com.

Forward-Looking Statements
The foregoing press announcement contains forward-looking statements that can be identified by such terminology as "expect," "potential," "suggests," "bodes," "may," "should," "could" or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements.  In particular, management's expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the company's ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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